Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-75762) of our report dated June 25, 2015, relating to the statements of net assets available for benefits of the Bunge Retirement Savings Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2014, which appears in the December 31, 2014 annual report on Form 11-K of the Bunge Retirement Savings Plan.

/s/Brown Smith Wallace LLC

St. Louis, Missouri

June 25, 2015